State Street Research Small Capitalization Growth Fund
Standard Total Return Computations-Since Inception

Original Amt. Invested   $1,000.00
Commission at 0.0%           $0.00
Net Amount to Fund       $1,000.00
Purchase price               $9.55
Shares acquired            104.712


           Beginning   Monthly              Reinvest      Shares      New
Month        Shares    Income    Dividend    Price      Purchased   Shares
10/31/93   104.712     0.0000        0.00    $10.01       0.000     104.712
11/30/93   104.712     0.0000        0.00     $9.11       0.000     104.712
12/31/93   104.712     0.0000        0.00     $9.43       0.000     104.712
01/15/94   104.712     0.0000        0.00     $9.52       0.000     104.712


Month-end                     Monthly      Aggregate
   NAV           ERV        Performance   Performance
   $10.01   $1,048.17            4.82          4.82
    $9.11     $953.93           -8.99         -4.61
    $9.43     $987.43            3.51         -1.26
    $9.51     $955.81            0.85         -0.42

  (1) Calculate average annual return of the Fund for the period October 4, 1993 through January 15, 1994:

        104/365

1000(1 + T)  = 995.81

        T = -1.46%

State Street Research Small Capitalization Growth Fund
Nonstandard Total Return Computation

Original Amt. Invested   $1,000.00
Commission at 0.0%           $0.00
Net Amount to Fund       $1,000.00
Purchase price               $9.11
Shares acquired            109.769


           Beginning   Monthly              Reinvest      Shares      New
Month        Shares    Income    Dividend    Price      Purchased   Shares
12/31/93   109.769     0.0000        0.00     $9.43       0.000     109.769


Month-end                     Monthly         ITD
   NAV           ERV        Performance   Performance
    $9.43   $1,035.13            3.51          3.51

No annualization is made. Computation for the one month ended December 31, 1993